Exhibit 99.1

BED BATH & BEYOND’S RESPONSE TO COVID-19

Company Temporarily Closes ‘Non-Essential’ Stores & Limits Hours in All Essential

Stores

UNION, New Jersey – March 19, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced that it would temporarily close over 50% of its stores across all its banners, within the United States and Canada, to help reduce the spread of the novel coronavirus (COVID-19). This includes the majority of its core, Bed Bath & Beyond retail stores. Subject to state and local regulations, the Company will continue to operate stores which sell health care, personal care, infant care, cleaning supplies, or food and beverages, to provide customers with the essential products they need.

Mark Tritton, President & CEO, said, “In this time of great uncertainty, our first priority is the welfare of our customers and associates. We are therefore taking this decisive action to help keep our communities safe, while continuing to serve our loyal customers with the essential cleaning, health and personal care products that they and their families need at this time. We will continue to adapt and be responsive as our customer needs change, and in line with public health guidance and regulations.”

As of the morning of Friday, March 20, 2020, the Company will take the following actions:

•	Closing around 800 Bed Bath & Beyond store locations until April 3, 2020, that do not have a health and personal care department.

•	Associates will be provided with pay and applicable benefits during this period.

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Operating approximately 700 essential stores, including the Company’s buybuy BABY, Harmon and other concepts, as well as any Bed Bath & Beyond stores that do have a health and personal care department.

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To the extent state and local regulations permit, these stores will operate under limited hours to provide essential products, such as supplies for infants and babies, health and personal care, cleaning products, food and beverages.

•	Continuing our commitment to implement a number of policies to help associates and customers remain safe and healthy.

•	This includes enhanced cleaning routines across stores, frequent cleaning of high-touch surfaces, practicing social distancing while in-store, and ensuring adherence to public health guidelines.

•	Enhancing e-commerce and distribution capabilities to serve more customers in their homes across all concept brands.

•	This includes increasing local fulfillment capabilities by utilizing some stores being temporarily closed to the public across the US and Canada, to serve customers in their homes across brands.

“Our mission is to make it easy for our customers to feel at home and we remain committed to delivering for them, however we can, during this difficult time,” Mr. Tritton said. “We have a remarkable team and robust contingency plans, supported by a strong balance sheet, to navigate this unprecedented challenge.” As this situation continues to evolve, the Company is monitoring guidance provided by multiple local, state, federal, and global public health entities and stands ready to implement immediate changes, as needed.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s plans in response to the novel coronavirus (COVID-19). Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the novel coronavirus (COVID-19), including its impacts across our businesses on demand and operations; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (908) 855-4202 / 347 604 0381 or dominic.pendry@bedbath.com